Exhibit 10.23

AEGION CORPORATION

Management Annual Incentive Plan

Corporate employees

This Management Annual Incentive Plan (the “Plan”) of Aegion Corporation (the “Company”) is effective as of the 1st day of January 2021.

A.           Plan Purpose

The purpose of this Plan is to enhance business performance by motivating and rewarding executive and management employees for the achievement of incentive goals structured to achieve desired corporate results.

B.          Eligible Employees

A committee comprised of the Company’s Chief Executive Officer, General Counsel, Chief Financial Officer and Senior Vice President – Human Resources (together, the “Plan Committee”), shall designate the employees of the Company and its subsidiaries who are to be participants (the “Participants”) in the Plan for the applicable fiscal year, which, in this case, is January 1, 2021 through December 31, 2021 (the “Plan Year”).

As used As used herein, the term “Corporate Leadership” shall refer to the Chief Executive Officer plus those Participants who are direct reports to the Chief Executive Officer, as well as any other Participants who are designated Tier 2.0 or above with the exception of Segment Presidents and Chief Operating Officers.

Except where prohibited by law, as a condition to participation in the Plan and the receipt of any payment hereunder, Participants shall be required to sign any (i) confidentiality, non-solicitation and/or non-competition agreement, (ii) acknowledgement of the Company’s right to recoup any incentive compensation and/or (iii) acknowledgment of and agreement to comply with the Company’s Code of Conduct, each as may be required by the Company and enforceable under applicable law.

To be eligible for payment under the Plan, an employee must be a current employee in good standing at the time of payout, which includes, but is not limited to, completing the Company’s annual compliance training requirements within the time period provided for completion. In addition, to be eligible for payment under the Plan a Participant must:

●	have individual personal objectives in place and approved by May 15, 2021 for each of the Participant’s direct reports, as well as the Participant; and

●	(for eligibility for the Individual Objectives Goal only) have at least three of his/her personal objectives certified as 100% complete by their supervisor no later than January 21st of the year following the Plan Year.

The Company has the right, in its sole discretion, to determine whether an employee is in good standing and/or otherwise eligible for a Plan award.

C.          Participant Incentive Award Goals

The Plan Committee shall establish an incentive award goal (a “Goal”) for each Participant that shall be expressed as a percentage of such Participant’s “Plan eligible earnings”.  “Plan eligible earnings” is defined as the Participant’s salary as of June 30, 2021 (for 1H2021 payout), December 31, 2021 (for 2H2021 and Annual payouts) and/or the date of any Change in Control (as defined herein for purposes of a Change in Control payout), prorated by the number of days the Participant was actively employed during the period in which the Participant was eligible for a payout under the Plan, less any period of time the Participant was on a leave of absence greater than 30 days.  Participant Goals shall be reviewed and approved by the Plan Committee on an annual basis.  The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall approve Goals and Targets (as defined below), if applicable, of all executive officers of the Company.

D.          Funding and Award Summary

Each Participant’s Goal shall be measured and achieved through multiple, separately weighted goals, as follows:

1.	EBITDA Goal. This goal is tied to the Company’s achievement of actual consolidated Company EBITDA (as defined below) (“EBITDA Target”) for the Plan Year, or portion of Plan Year, as applicable for the Biannual Awards (“Biannual EBITDA Targets”), each as approved by the Compensation Committee. The EBITDA goal shall be funded according to the schedule set forth in Exhibit “A” of the Plan.

a.	With respect to Corporate Leadership only, 45% of each Participant’s Goal under the Plan shall be tied to the EBITDA Target.

b.	With respect to all other Participants (other than those whose primary job function is the oversight of sales), 60% of each Participant’s Goal under the Plan shall be tied to the EBITDA Target.

2.	Bookings Goal (Corporate Leadership Only). This goal is tied to the Company’s consolidated Business Unit Bookings, as bookings and targets are defined and quantified in the 2021 Business Unit Annual Incentive Plan. The “Bookings” goal applies only to Corporate Leadership, for whom 15% of each Goal under the Plan shall be tied. If the Bookings goal is achieved, it shall be funded consistent with the funding of the EBITDA goal in accordance with the schedule set forth in Exhibit “A” of the Plan.

3.	Safety Goal. This goal is tied to the Company’s achievement of the consolidated safety target, as set forth herein. The “Safety” goal applies to all Participants, and shall be tied to 10% of each Goal under the Plan. If the Safety goal is achieved, it shall be funded consistent with the funding of the EBITDA goal in accordance with the schedule set forth in Exhibit “A” of the Plan.

4.	DSO Goal. This goal is tied to the Company’s achievement of the consolidated DSO target, as set forth herein. The “DSO” goal applies to all Participants, and shall be tied to 10% of each Goal under the Plan. If the DSO goal is achieved, it shall be funded consistent with the funding of the EBITDA goal in accordance with the schedule set forth in Exhibit “A” of the Plan.

5.	Individual Objectives Goal. This goal is tied to the Participant’s achievement of at least three individual personal objectives for the Plan Year, which shall be developed and approved as AIP objectives (the “Individual Objectives”). The “Individual Objectives” goal applies to all Participants, and shall be tied to 20% of each Goal under the Plan. If a Participant has met his/her Individual Objectives goal, the funding of the Individual Objectives goal will be the greater of (a) 20% of the Participant’s Goal under the Plan, or (b) in the event the EBITDA target pays out over 100%, the same payout percentage applied to the Individual Objectives goal payout.

E.          “ EBITDA” Goal

The “EBITDA” goal is tied to the Company’s achievement of Actual EBITDA as compared against the EBITDA Target for the Plan Year, or portion of Plan Year, as applicable for the Biannual Awards (“Biannual EBITDA Targets”), each as approved by the Compensation Committee.

With respect to Corporate Leadership only, 45% of each Participant’s Goal under the Plan shall be tied to the EBITDA goal.  With respect to all other Participants (other than those whose primary job function is the oversight of sales), 60% of each Participant’s Goal under the Plan shall be tied to the EBITDA goal.

For purposes of this Plan, “EBITDA” shall be defined as “income before interest expense, taxes on income, depreciation and amortization and before extraordinary items” of the Company for the Plan Year, which shall mean the consolidated income before interest expense, taxes on income, depreciation and amortization of the Company during the fiscal year, as determined by the Plan Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company’s independent public accounting firm, but excluding:

(i)	operating results of and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as held for sale or to be liquidated;

(ii)	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

(iii)	gains or losses from the disposition of material capital assets (other than in a transaction described in subsection (ii)) or changes associated with the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees or credit facility amendments;

(iv)	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

(v)	gains or losses from material property casualty occurrences or condemnation awards, taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

(vi)	any income statement effect resulting from a change in tax laws, accounting principles (including, without limitation, generally accepted accounting principles), regulations, or other laws regulations affecting reported results, except, in each case, to the extent the effect of such a change is already reflected in the target EBITDA amount;

(vii)	reorganization or restructuring charges and acquisition- or divestiture-related transaction expenses and costs;

(viii)	any gains or losses or expenses from unusual nonrecurring or extraordinary items;

(ix)	operating results of any entity or business acquired during the Plan Year, but only to the extent the operating income contributed by the entity or business acquired during the Plan Year exceeds ten percent (10%) of the total operating income generated by the business unit in which it resides (such that any operating income contributed by the acquired entity or business equal to or less than ten percent of the total operating income generated by the business unit in which it resides shall not be excluded from EBITDA);

(x)	operating results of any entity or business disposed of during the Plan Year, provided the EBITDA Target also shall be adjusted to exclude the entity or business unit disposed of during the Plan year;

(xi)	any gain or loss resulting from currency fluctuations or translations as set forth in the Aegion Corporation Foreign Exchange Rate Policy for Annual Incentive Plan and Long-Term Incentive Plan;

(xii)	any material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company; and

(xiii)	the income taxes (benefits) of any of the above-designated gains or losses.

The Compensation Committee shall have final authority with respect to any determination by the Plan Committee regarding the definition of “EBITDA” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

F.          “Bookings” Goal (Corporate Leadership Only

The “Bookings” goal is tied to the Company’s consolidated Business Unit bookings, as business unit bookings and targets are defined and quantified in the 2021 Business Unit Annual Incentive Plan, but shall exclude any Business Unit bookings goal associated with any subsidiary, business unit or division that has been designated by the Board of Directors as held for sale or to be liquidated.  In general, bookings targets for the individual business units shall be set at 103% of 2021 budgeted revenue. The “Bookings” goal applies only to Corporate Leadership, for whom 15% of each Goal under the Plan shall be tied.  If the Bookings goal is not achieved, the Corporate Leadership Participants shall not receive a payout associated with this element of the Plan.  If the Bookings target is achieved, it shall be funded consistent with the funding of the EBITDA goal, in accordance with the schedule set forth in Exhibit “A” of the Plan.  If the Company does not achieve threshold EBITDA, as set forth in Exhibit “A”, no payout for the Bookings goal shall be made.

As defined in the 2021 Business Unit Annual Incentive Plan, “Bookings” shall be defined as either (i) actual consolidated orders booked by the Company for the Plan Year (reduced by any previously recorded orders that were cancelled during the Plan Year), or (ii) actual consolidated gross profit for actual consolidated orders booked by the Company for the Plan Year (reduced by the actual gross profit associated with any previously recorded orders that were canceled or reduced during the Plan Year), each of which shall be calculated and determined by the Company’s Chief Financial Officer in a manner consistent with how the Company records and reports hard backlog.

The Compensation Committee shall have final authority with respect to any determination by the Plan Committee regarding the definition of  “Bookings” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

G.          “ Safety” Goal

The “Safety” goal is tied to the Company’s achievement of the consolidated safety target, which shall be set as the Company’s consolidated Total Recordable Incident Rate (“TRIR”) goal for 2021 (the “Safety Target”), but shall exclude any Business Unit or division that has been designated by the Board of Directors as held for sale or to be liquidated.  The Safety goal applies to all Participants, and shall be tied to 10% of each Goal under the Plan.  If the Safety Target is not achieved, Participants shall not receive a payout associated with the Safety goal.  If the Safety Target is achieved, the Safety goal shall be funded consistent with the funding of the EBITDA goal, in accordance with the schedule set forth in Exhibit “A” of the Plan.  If the Company does not achieve threshold EBITDA, as set forth in Exhibit “A”, no payout for the Safety goal shall be made.

H.          “DSO” Goal

The “DSO” goal is tied to the Company’s achievement of the consolidated “Days Sales Outstanding” target (the “DSO Target”), but shall exclude any Business Unit or division that has been designated by the Board of Directors as held for sale or to be liquidated.  The DSO goal applies to all Participants, and shall be tied to 10% of each Goal under the Plan.  If the DSO Target is not achieved, Participants shall not receive a payout associated with the DSO goal.  If the DSO Target is achieved, it shall be funded consistent with the funding of the EBITDA goal, in accordance with the schedule set forth in Exhibit “A” of the Plan.  If the Company does not achieve threshold EBITDA, as set forth in Exhibit “A”, no payout for the DSO goal shall be made.

I.          “Individual Objectives” Goal

The “Individual Objectives” goal is tied to the Participant’s achievement of at least three Individual Objectives for the Plan Year.  The Individual Objectives goal applies to all Participants, and shall be tied to 20% of each Goal under the Plan.

A Participant’s Individual Objectives for the Plan Year shall be approved by the Participant’s direct supervisor no later than May 15, 2021; however, a Participant and his/her direct supervisor may jointly modify a Participant’s Individual Objectives during the Plan Year if circumstances warrant.  A Participant shall set no more than four Individual Objectives.

A Participant must achieve at least three of his/her Individual Objectives in order to be entitled to a payout under the Individual Objectives goal.  A Participant’s achievement of his/her Individual Objectives shall be determined by the Participant’s direct supervisor, with the supervisor’s certification of the completion of at least three objectives no later than January 21, 2022.

A Participant’s achievement of at least three of their Individual Objectives shall entitle them to a 20% payout of the Participant’s Goal under the Plan.  Failure to achieve at least three Individual Objectives will result in zero payout of the Individual Objectives goal.  The Individual Objectives goal is an “all or nothing” payout goal.  A Participant will be eligible for full payment of the Individual Objectives goal regardless of whether (or to what extent) the other Plan goals are achieved.  The Company’s failure to achieve any or all of the other Plan goals shall not impact the funding or payment of the Individual Objectives goal; however, to the extent the Company exceeds the EBITDA Target, the Individual Objectives goal shall pay out over 100% of the Individual Objectives goal target to the same extent that the EBITDA goal pays out, in accordance with the schedule set forth in Exhibit “A” of the Plan.

J.          Consolidated Company Financial Performance Pool Funding

With the exception of the minimum amount payable under the Individual Objectives target (i.e., 20% of a Participant’s Goal), the Plan shall be funded based on the EBITDA performance of the Company as a whole (such funding pool shall be referred to as the “Consolidated Company Financial Performance Pool”).  At the outset of each Plan Year, the Compensation Committee shall determine (i) the EBITDA Target for the Plan Year; and (ii) the target funding amount (the “Company Target Funding Amount”) based on the Individual Objectives, EBITDA, Bookings (Corporate Leadership Only), Safety and DSO targets for the Consolidated Company Financial Performance Pool.  Excluding the minimum amount funded for the Individual Objectives goal (which is set irrespective of EBITDA performance), the actual amount funded to the Consolidated Company Financial Performance Pool shall be determined upon calculation of Actual EBITDA after the end of the Plan Year, subject to any adjustments required pursuant to Section E hereof, as set forth in the Plan.  To the extent the Bookings, Safety and/or DSO goals are met, they shall be paid out according to the following EBITDA payout schedule, with this schedule applying to the Individual Objectives goal only so far as the EBITDA performance exceeds target (as set forth in Exhibit A of the Plan):

1.	If Actual EBITDA equals the EBITDA Target, the portion of the Consolidated Company Financial Performance Pool related to EBITDA shall be equal to the portion Company Target Funding Amount related to EBITDA, subject to the additional terms specified in Exhibit A.

2.	If Actual EBITDA exceeds or falls below the EBITDA Target, the portion of Consolidated Company Financial Performance Pool related to EBITDA shall be determined in accordance with the chart in Exhibit A (using interpolation for Actual EBITDA levels as specified therein), and subject to the additional terms specified therein.

3.	If Actual EBITDA is less than the threshold percentage of the EBITDA Target specified in the chart in Exhibit A, the maximum amount funded to the Consolidated Company Financial Performance Pool shall be equal to the amount allocated to the Individual Objectives goal, plus $500,000; provided, however, that (i) the $500,000 amount shall only be awarded to individual Participants for extraordinary performance, as determined by the Company’s Chief Executive Officer in his/her sole discretion (subject to the review and approval by the Compensation Committee of any awards to executive officers of the Company); (ii) such additional $500,000 amount shall be reduced such that any funding under this paragraph and the similar mechanism in Section F(13) of the Management Annual Incentive Plan for Business Unit Employees shall together not exceed $500,000.

The maximum funding amount for the Consolidated Company Financial Performance Pool shall be 200% of the Company Target Funding Amount.  In all events, the Compensation Committee, subject to any required approval of the Board of Directors, shall have the ability and authority to increase or decrease the amount of the Consolidated Company Financial Performance Pool calculated in accordance with the provisions of this Plan to reflect any extraordinary or unforeseen events or occurrences during the Plan Year.

K.          Consolidated Company Financial Performance Bonus Pool Awards

The Consolidated Company Financial Performance Pool shall be awarded to Participants subject to available pool funding.  Except as otherwise provided in Section N below, a Participant must be an employee in good standing at the time the award is paid.  The Company has the right, in its sole discretion, to determine whether an employee is in good standing and/or otherwise eligible for a Plan award.

L.          Award Opportunities for Non-Sales Participants

Each non-sales Participant has the following opportunities to be paid an Award:

1.     1H2021 Award

If the Company achieves the 1H2021 EBITDA Target in the first half of the Plan Year, each Participant shall be eligible to receive an Award of one-third of his/her combined EBITDA, Safety and DSO goals, plus one-third of his/her Bookings goal (if applicable) if the Company also achieves the 1H2021 Bookings Target (“1H2021 Award”).  1H2021 EBITDA and Bookings Targets are set forth on Exhibit A. Participants who are Section 16 Officers of the Company on June 30, 2021, as well as all Participants who are designated Tier 2.0 or higher, are not eligible for a 1H2021 Award.

2.    2H2021 Award

If the Company achieves the 2H2021 EBITDA Target in the second half of the Plan Year, each Participant shall be eligible to receive an Award of one-third of his/her EBITDA, Safety and DSO goals, plus one-third of his/her Bookings goal (if applicable) if the Company also achieves the 2H2021 Bookings Target (“2H2021 Award”).  If the Company fails to achieve the annual Safety Target, the Participant shall not receive any percentage of the Safety goal as part of the 2H2021 Award.  If the Company fails to achieve the annual DSO Target, the Participant shall not receive any percentage of the DSO goal as part of the 2H2021 Award.  2H2021 EBITDA and Bookings Targets are set forth on Exhibit A. Participants who are Section 16 Officers of the Company on December 31, 2021, as well as all Participants who are designated Tier 2.0 or higher, are not eligible for a 2H2021 Award.

3.   Annual Award

If a Participant achieves his/her Individual Objectives goal for the Plan Year (as required under Section I herein), as determined by Participant’s direct supervisor, the Participant will receive 20% of his/her Goal (“Individual Objectives Award”).  A Participant will be eligible for an Individual Objectives Award regardless of whether the Annual EBITDA Target is achieved.

If the Company achieves its EBITDA threshold for the Plan Year, each Participant shall be eligible to receive an Annual Award of up to 200% of his/her EBITDA, Bookings, Safety and DSO goals, plus over 100% and up to 200% of his/her Individual Objectives goal (assuming the Participant has achieved his/her Individual Objectives goal) (“Annual Award”), less the amount of any 1H2021 Award and/or 2H2021 Award paid to the Participant.  The foregoing is qualified as follows: If the Company fails to achieve its annual Bookings, Safety or DSO Targets, a Participant shall not receive any Annual Award payout toward any one of those goals whose annual target is not met. The payout scale shall be as follows:

●	If actual EBITDA is less than 75% of the EBITDA Target, the Consolidated Company Financial Performance Pool shall not be funded (subject to Section J(3)).
●	If actual EBITDA is at least 75% of the EBITDA Target but less than 100% of EBITDA Target, each Participant shall be eligible to receive a minimum of 50% payout of his/her EBITDA, Bookings, Safety and DSO goals.
●	If actual EBITDA is at least 100% of the EBITDA Target but less than 110% of EBITDA Target, each Participant shall be eligible to receive a minimum of 100% payout of his/her EBITDA, Bookings, Safety, DSO and Individual Objectives goals.
●	If actual EBITDA is at least 110% of the EBITDA Target but less than 120% of EBITDA Target, each Participant shall be eligible to receive a minimum of 150% payout of his/her EBITDA, Bookings, Safety, DSO and Individual Objectives goals.
●	If actual EBITDA is at least 120% of the EBITDA Target, each Participant shall be eligible to receive a 200% payout of his/her EBITDA, Bookings, Safety, DSO and Individual Objectives goals.
●	To the extent the Company’s actual EBITDA is greater than or equal to 75% of Target EBITDA but less than 100% of Target EBITDA, or greater than or equal to 100% of Target EBITDA but less than 110% of Target EBITDA, or greater than or equal to 110% of Target EBITDA but less than 120% of Target EBITDA, the payout level shall be calculated based on a straight-line, sliding scale using the performance levels (75% and 100% in the first instance, 100% and 110% in the second instance, and 110% and 120% in the third instance) between which the Company’s actual performance falls as the end points for this calculation.

M.         [Not used]

N.           Timing of Awards; Allocation of unearned Awards; Maximum Award Amount

Awards shall be paid as follows:

1.	1H2021 Awards shall be paid by September 15 of the Plan Year.

2.	2H2021 Awards shall be paid by March 15 of the succeeding Plan Year.

3.	Annual Awards shall be paid by March 15 of the succeeding Plan Year.

Except as otherwise provided below, or under special circumstances as determined by the Plan Committee, the Chief Executive Officer and/or the Compensation Committee, and where allowed by law, Participants who are not employed on the payment date shall not be eligible to receive any payment.

Regardless of the date when a Participant accepts a position that is eligible for AIP, whether by new hire or promotion, a Participant is immediately eligible for a 1H2021, 2H2021 and Annual Award, as applicable.  A Participant’s payout under all scenarios shall be calculated based upon the Participant’s Plan eligible earnings for the period in the Plan Year in which they were eligible for an AIP payout.

If a Participant changes to another Management Annual Incentive Plan during the Plan Year, the Participant’s potential 1H2021, 2H2021 and/or Annual Award payouts will be calculated based upon the performance of the business unit the Participant was in on June 30, 2021 (1H2021 payout) and December 31, 2021 (2H2021 and Annual Award payouts).

Any accrued bonus amount attributable to (i) employees who are not in good standing at the time of payout or (ii) employees who are no longer eligible to receive bonus awards due to their employment ending prior to the bonus award payment date, shall be reallocated to other eligible bonus awards.

The maximum Award payable under this Plan (inclusive of any revenue multiplier) to any Participant shall be 200% of such Participant’s Goal.

O.          Retirement, Death, Disability & Change in Control

Retirement.  A Participant who Retires (as defined below) during a Plan Year (or before an amount for a Plan Year becomes payable) shall be eligible to receive an award for the EBITDA, Bookings (if applicable), Safety and DSO goals prorated for the amount of time the Participant was employed as a Participant during such Plan Year (based on the number of days of employment out of 365). For these purposes, “Retires” means that the Participant voluntarily terminates his or her employment by written notice to the Company during the Plan Year after (i) attaining the age of 55 and completing at least 10 years of service for the Company; (ii) attaining the age of 60 and completing at least five years of service for the Company; or (iii) attaining the age of 65.  A Participant who Retires between January 1, 2021 and June 30, 2021 will not be eligible to receive a 1H2021 Award, and a Participant who Retires between July 1, 2021 and December 31, 2021 will not be eligible to receive a 2H2021 Award.  A Participant who Retires prior to December 31, 2021 shall receive a prorated payout toward their Individual Objectives goal, based on the effective date of Retirement, with such payout made within a reasonable amount of time of the effective date of Retirement.

Death.  The Beneficiary (as defined below) of a Participant who dies during a Plan Year shall be eligible to receive an award for the EBITDA, Bookings (if applicable), Safety and DSO goals prorated for the amount of time the individual was a Participant during such Plan Year prior to his or her death (based on the number of days of employment out of 365).  The amount of such award shall be based on the Participant’s annualized base salary and the target award level (i.e., without regard to actual performance).  Payment shall be made within 30 days of the date of death.  For these purposes, “Beneficiary” means the Participant’s surviving spouse and, if the Participant leaves no surviving spouse, the Participant’s estate.  Beneficiaries of Participant who dies between January 1, 2021 and the 1H2021 Award payout date (as set forth in Section N) will not be eligible to receive a 1H2021 Award or 2H2021 Award.  Beneficiaries of Participant who dies between July 1, 2021 and the 2H2021 payout date (as set forth in Section N) will not be eligible to receive a 2H2021 Award.  The Beneficiary of a Participant who dies during a Plan Year shall receive a prorated payout toward the Participant’s Individual Objectives goal, based on the date of the Participant’s death, with such payout made within a reasonable amount of time.

Disability.  A Participant who incurs a Disability (as defined below) during a Plan Year shall be eligible to receive an award for the EBITDA, Bookings (if applicable), Safety and DSO goals prorated for the amount of time the individual was a Participant during such Plan Year prior to his or her Disability (based on the number of days of active employment out of 365).  The amount of such award shall be based on the Participant’s annualized base salary and the target award level (i.e., without regard to actual performance).  Payment shall be made within 30 days of the date of the Disability.  For these purposes, “Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  A Participant who incurs a Disability between January 1, 2021 and the 1H2021 Award payout date (as set forth in Section N) will not be eligible to receive a 1H2021 Award or 2H2021 Award.  A Participant who incurs a Disability between July 1, 2021 and the 2H2021 payout date (as set forth in Section N) will not be eligible to receive a 2H2021 Award.  A Participant who incurs a Disability during a Plan Year shall receive a prorated payout toward their Individual Objectives goal (based on number of days of active employment out of 365), with such payout made within a reasonable amount of time after the Disability.

Change in Control.  In the event of a Change in Control (as defined below), a Participant’s Goal (which includes all Plan goals) shall become earned (and payable at a later date in accordance with the provisions set forth later in this section), based on the annualized base salary of each Participant, prorated based on the days in the Plan Year prior to the Change in Control, using the greater of the actual performance as of the date of the Change in Control or the target award level (hereinafter referred to as the “Pro Rata Bonus”).  For purposes of calculating the Pro Rata Bonus payout, “actual performance” shall be based only upon calculating the Company’s Actual EBITDA, which shall serve as the only performance metric in determining whether “actual” performance exceeds “target” performance.  If the Company’s Actual EBITDA exceeds target performance, the Pro Rata Bonus payout for the Participant’s Goal (which includes all Plan goals) shall be paid out according to such actual EBITDA performance.  Payment of the Pro Rata Bonus shall be offset by payments made to a Participant for 1H2021 Awards.  To the extent Annual Award amounts become due and payable under the Plan after a Pro Rata Bonus payout has been made, those amounts shall be offset by the Pro Rata Bonus payout.  If the Change in Control event occurs after 1H2021, and to the extent a 2H2021 Award amount becomes due and payable under the Plan after a Pro Rata Bonus payout has been made, the 2H2021 Award amount shall be offset by the portion of the Pro Rata Bonus payout that was attributable to calendar days occurring after June 30, 2021.

The Pro Rata Bonus shall, notwithstanding such amount being earned as of the date of a Change in Control, not be paid in connection with a Change in Control and shall instead be paid at the same time Annual Awards are paid; provided, that in no event shall any portion of the Pro Rata Bonus be paid later than February 28, 2022.  If a Participant is terminated without “cause”, resigns for Good Reason (as defined below), or is terminated for “cause” (but solely to the extent that such termination for “cause” is related  to the Participant’s poor performance), the Participant shall, subject to the Participant’s execution of and non-revocation of a release of claims in favor of the Company and its affiliates in the standard form to be provided to you by the Company[1], be paid the Pro Rata Bonus (or any portion then remaining payable) within 30 days following such termination of employment.  Any amounts payable as a result of the preceding sentence shall be in addition to, and not in lieu of, any amounts that a Participant may be eligible to receive upon a qualifying termination under the Severance Policy of the Company dated as of December 8, 2020.

For these purposes, a “Change in Control” shall mean (i) the acquisition by one person, or more than one person acting as a group, in a transaction or series of related transactions, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 30% of the total fair market value or total voting power of the stock of the Company; and/or (ii) a majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; and/or (iii) the consummation of a merger or consolidation of the Company other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; and/or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a consummated sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof, “person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that such term shall not include (i) the Company or any of its affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

[1] Form to include a release of claims in favor of parent entity following a Change in Control.

“Good Reason” shall mean, without a Participant’s express written consent, any one or more of the following:  (i) a reduction by the Company or its successor of a Participant’s base salary in effect as of 90 calendar days prior to the Change in Control or (ii) the Company’s or its successor requiring the Participant to be based at a location in excess of 50 miles from the location of the Participant’s principal job location or office in effect as of 90 calendar days prior to the Change in Control, except for required travel on the Company’s or the successor’s business to an extent substantially consistent with a Participant’s then present business travel obligations.  A termination for Good Reason shall not be effective until (x) a Participant has, within ten days of the first occurrence of (i) or (ii), provided the Company written notice specifying such act giving rise to the alleged Good Reason event, (y) the Company has failed to cure such act within thirty (30) days after receiving such notice, and (z) the Participant resigns within ten (10) days following the failure of the Company to cure.

P.          Salary & Eligibility Percentage Measurement

Payouts for 1H2021 Awards shall be based upon:

●	a Participant’s Plan eligible earnings during the 1H2021 period in which the Participant was eligible for AIP; and

●	the Participant’s AIP Goal (%) that exists on June 30, 2021.

Payouts for 2H2021 Awards and Annual Awards shall be based upon:

●	a Participant’s Plan eligible earnings during the 2H2021 period in which the Participant was eligible for AIP; and

●	the Participant’s AIP Goal (%) that exists on December 31, 2021.

Q.          Nature of Plan

This Plan is a statement of intent and is not a contract.  This Plan constitutes a discretionary bonus plan and is not a guarantee of employment, and each Participant’s employment with the Company remains “at will” to the maximum extent permitted by applicable law.  This Plan may be modified, suspended or terminated at any time during the Plan Year, and all awards are at the discretion of the Company’s Board of Directors or the Compensation Committee until the end of the Plan Year, when the bonus pool will become unconditionally funded based on the criteria set forth in this Plan document.  This Plan may be changed during a Plan Year without any obligation of the Company to pay for the elapsed part of the Plan Year in the manner described in the Plan.  The decisions of Company management, the Plan Committee, the Board of Directors and/or the Compensation Committee in administering and interpreting the Plan are final and binding on all persons.

R.          Section 409A

The  amounts payable under this Plan are intended to qualify as “short term deferrals” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and are not intended to provide for a deferral of compensation subject to Section 409A and, accordingly, all payments made hereunder shall be paid no later than March 15 of the year following the year in which such payment is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A and any regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A.